Exhibit 4.3

BECEEM COMMUNICATIONS INC.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of the 31st day of March, 2010, by and among BECEEM COMMUNICATIONS INC., a Delaware corporation (the “Company”) and the investors listed on Exhibit A hereto, referred to hereinafter as the “Investors” and each individually as an “Investor.”

RECITALS

WHEREAS, the Investors and the Company are parties to an Amended and Restated Investor Rights Agreement dated April 16, 2009 (the “Prior Agreement”); and

WHEREAS, the parties to the Prior Agreement desire to amend and restate the Prior Agreement and accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

SECTION 1. GENERAL.

1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

(a) “Affiliate” shall have such meaning as given to it under Rule 144 promulgated under the Securities Act.

(b) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(c) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(d) “Holder” means (i) any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.9 hereof, and (ii) for the purposes of Sections 2.1, 2.11 and 2.12, all Investors.

(e) “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

(f) “Intel Warrants” shall mean that certain warrant to purchase Common Stock dated as of even date herewith in favor of Intel Capital Corporation.

(g) “Major Investor” shall mean any Investor that holds, together with its affiliates, at least 8,400,000 of the outstanding Shares (as appropriately adjusted for any stock splits or combinations, stock dividends, recapitalizations or the like).

(h) “Preferred Stock” shall mean shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock.

(i) “Purchase Agreement” shall mean that certain Series A-1 Preferred Stock Purchase Agreement by and between the Company and certain of the Investors, dated April 16, 2009.

(j) “Qualified Public Offering” shall have the meaning attributed to it in Section 2.3(a).

(k) “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(l) “Registrable Securities” means (a) Common Stock of the Company issuable or issued upon conversion of the Shares, (b) for purposes of Sections 2 and 5 only, other than Sections 2.2 and 2.4, the Common Stock issued or issuable upon conversion of the Preferred Stock that is issued or issuable upon exercise of the Warrants, (c) the Common Stock issuable upon exercise of the Intel Warrants and (d) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person in a public market sale to an person or entity that is not an affiliate either pursuant to a registration statement or Rule 144 or (ii) sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

(m) “Registrable Securities then outstanding” shall be the number of shares of the Company’s Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

(n) “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed thirty thousand dollars ($30,000) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(o) “SEC” or “Commission” means the Securities and Exchange Commission.

(p) “Securities Act” shall mean the Securities Act of 1933, as amended.

(q) “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities.

(r) “Shares” shall mean the Company’s Series A-1 Preferred Stock and Series A-2 Preferred Stock held from time to time by the Investors listed on Exhibit A hereto and their permitted assigns.

(s) “Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to stock issued or issuable upon conversion of debt or other convertible securities.

(t) “Warrants” shall mean the following warrants of the Company:

(i) that certain warrant dated November 22, 2004, issued by the Company in favor of Silicon Valley Bank pursuant to Loan and Security Agreement dated November 22, 2004;

(ii) that certain warrant dated September 6, 2005, issued by the Company in favor of Silicon Valley Bank pursuant to the Loan and Security Agreement dated September 6, 2005 (the “SVB Loan Agreement”);

(iii) that certain warrant dated September 6, 2005, issued by the Company in favor of Gold Hill Venture Lending 03 pursuant to the SVB Loan Agreement;

(iv) that certain warrant dated September 2, 2005, issued by the Company in favor of Lighthouse Capital Partners V L.P. pursuant to the Loan and Security Agreement dated September 2, 2005 (the “LCP Loan Agreement”) and

(v) that certain warrant dated September 2, 2005, issued by the Company in favor of Lighthouse Capital Partners V L.P. pursuant to the LCP Loan Agreement.

SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER.

2.1 Restrictions on Transfer.

(a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such

Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances. After its Initial Offering, the Company will not require the transferee to be bound by the terms of this Agreement.

(b) Notwithstanding the provisions of subsection (a) above, no such restriction or opinion of counsel shall apply to a transfer by a Holder that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests, (B) a corporation transferring to a wholly-owned subsidiary, a parent corporation that owns all of the capital stock of the Holder or another corporation that is a wholly-owned subsidiary of the parent corporation that owns all of the capital stock of the Holder or a corporation to its shareholders in accordance with their interest in the corporation, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, (D) an individual transferring to the Holder’s family member or trust for the benefit of an individual Holder or a Holder’s family member, or (E) Sequoia Capital XI or its related and Affiliated funds (collectively “Sequoia”) transferring to a newly created Sequoia related venture fund, partnership or limited liability corporation; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

(c) Each certificate representing Shares or Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(d) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Company has completed its Initial Offering and the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, provided that the second legend listed above shall be removed only at such time as the Holder of such certificate is no longer subject to any restrictions under Section 2.11; provided, further, that no opinion of counsel will be required for Shares that may immediately be sold under Rule 144 without registration during any ninety (90) day period, except in unusual circumstances.

(e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

2.2 Demand Registration.

(a) Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of forty percent (40%) of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of at least twenty percent (20%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $10,000,000), then the Company shall promptly give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, use its best efforts to effect the registration under the Securities Act (and any related qualification under blue sky laws or other compliance) of all Registrable Securities that all Holders request to be registered.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority of the voting power of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) All Registration Expenses incurred in connection with registrations requested pursuant to this Section 2.2 after the Company has effected one (1) registration pursuant to this Section 2.2, and such registration has been declared or ordered effective, shall be paid by the selling Holders and, if it participates, the Company pro rata in proportion to the number of shares to be sold by each such Holder or by the Company.

(d) The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i) prior to the earlier of (A) the fourth anniversary of the date of this Agreement or (B) one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering;

(ii) after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

(iii) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering; provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

(iv) if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement for its Initial Offering within sixty (60) days; provided that this right can be exercised only once in connection with any offering;

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than twice in any twelve (12) month period;

(vi) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below; or

(vii) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction.

2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing as soon as reasonably practicable after the Company determines it will file any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. All Registration Expenses incurred in connection with registrations requested pursuant to this Section 2.3 after the Company has effected three (3) registrations pursuant to this Section 2.3, and each such registration has been declared or ordered effective, shall be paid by the selling Holders and, if it participates, the Company pro rata in proportion to the number of shares to be sold by each such Holder or by the Company.

(a) Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the Company and the underwriter determine in good faith that market conditions require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis; provided, however, that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below thirty percent (30%) of the total amount of securities included in such registration, unless such offering results in all outstanding shares of Preferred Stock being converted into Common Stock (a “Qualified Public Offering”), and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. If shares are so withdrawn from the registration, the Company shall then offer to all Holders who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated pro rata among the Holders requesting additional inclusion in accordance with the provisions above. For any Holder which is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 whether or not any Holder has elected to include securities in such registration, and shall promptly notify any Holder that has elected to include shares in such registration of such termination or withdrawal. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4 Form S-3 Registration. After its Initial Offering, the Company shall use commercially reasonable efforts to qualify for registration on Form S-3 (or any successor to Form S-3). In case the Company shall receive a written request from the Holder or Holders of twenty percent (20%) of the Registrable Securities then outstanding that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i) if Form S-3 is not available for such offering by the Holders, or

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than two million dollars ($2,000,000), or

(iii) if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within sixty (60) days, other than pursuant to a Special Registration Statement; provided that this right can be exercised only once in connection with any offering;

(iv) if the Company shall furnish to the Holders requesting a registration statement pursuant to this Section 2.4 a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than twice in any twelve (12) month period, or

(v) if the Company has already effected three (3) registrations on Form S-3 for the Holders pursuant to this Section 2.4 and such registrations have been declared or ordered effective, or

(vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction.

(c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2.

2.5 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2, Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of the voting power of the Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.2 or Section 2.4, as applicable, in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 or Section 2.4 to a demand registration.

2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the voting power of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred and twenty (120) days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed thirty (30) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below). In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive thirty (30) days with the consent of the holders of a majority of the voting power of the Registrable Securities registered under the applicable registration statement, which consent shall not be unreasonably withheld. If so directed by the Company, all Holders registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Cause all such Registrable Securities registered pursuant to such registration statement to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(g) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(h) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(i) Furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

2.7 Delay of Registration; Furnishing Information.

(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b) The selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities and the Holders shall provide such information within a reasonable time before the effective date of such registration.

(c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if, due to the operation of subsection 2.2(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors, legal counsel and accountants of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any and all expenses, losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions, proceedings or settlements in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any offering circular or other document incident to any such registration, qualification or compliance, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, legal counsel, accountant, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending or settling any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, legal counsel, accountant, underwriter or controlling person of such Holder.

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers, legal counsel, accountants and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any and all expenses, losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions, proceedings or settlements in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any offering circular or other document incident to any such registration, qualification or compliance, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, legal counsel, accountant, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending or settling any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.8 exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e) The obligations of the Company and Holders under this Section 2.8 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

2.9 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be transferred or assigned by a Holder to a transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities) that (a) is a subsidiary, parent, another corporation that is also a wholly-owned subsidiary of the parent, general partner, limited partner, retired partner, member or retired member, of a Holder that is a corporation, partnership or limited liability company, (b) is a Holder’s family member or trust for the benefit of an individual Holder or family member, (c) to any other Holder, or (d) acquires at least seven hundred thousand (700,000) of the shares of Registrable Securities (as appropriately adjusted for any stock splits or combinations, stock dividends, recapitalizations or the like) held by any Holder; provided, however, (i) the transferor shall, within a reasonable time after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

2.10 Limitation on Subsequent Registration Rights. Other than as provided in Section 5.10, after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder (i) rights to demand the registration of their shares, or to include their shares in a registration statement that would reduce the number of shares includable by the Holders or (ii) any other registration rights on a parity with or senior to those granted to the Holders hereunder, other than the right to a Special Registration Statement.

2.11 “Market Stand-Off” Agreement. If requested by the Company and an underwriter of Common Stock of the Company, a Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days (or such longer period, not to exceed 18 days after the expiration of the 180 day period, as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2711) following the effective date of a registration statement of the Company filed under the Securities Act; provided that:

(i) such agreement shall apply only to the Company’s Initial Offering;

(ii) all officers, directors and greater than one percent (1%) stockholders of the Company enter into similar agreements; and

(iii) any discretionary waiver or termination of the restrictions set forth in this Section 2.11 by the Company or the underwriters shall apply to all Holders subject to this Section 2.11 pro rata based on the total number of shares subject to this Section 2.11.

2.12 Agreement to Furnish Information. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under Section 2.11 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within a reasonable time after such request, such information as may be reasonably required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 2.11 and this Section 2.12 shall not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such period specified in Section 2.11. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.11 and 2.12. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 2.11 and 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

2.13 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Securities Act and Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the Commission; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

2.14 Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Section 2.2, 2.3 or 2.4 shall terminate upon the earlier of (i) all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 without registration during any ninety (90) day period or (ii) the expiration of four (4) years after the closing of the Initial Offering. If such Holder’s rights terminate pursuant to this Section 2.14, such Holders shares shall no longer be deemed “Registrable Securities.”

SECTION 3. COVENANTS OF THE COMPANY.

3.1 Basic Financial Information and Reporting.

(a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof), and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(b) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred eighty (180) days thereafter (or such longer period requested by the Company’s auditors and approved by the Board of Directors), the Company will furnish each Major Investor a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company’s Board of Directors.

(c) The Company will furnish each Major Investor, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made; provided, however, the Company shall not be obligated to furnish or produce any financial statements or other documents to a Major Investor pursuant to this Section 3.1 or 3.2 if the Board of Directors, in their sole discretion, determine that such Major Investor is a competitor of the Company or an affiliate of a competitor. As of the date hereof, the Company does not deem Samsung Ventures Investment Corporation or the No. 4 New Technology Business Investment L.L.P fund (collectively, “Samsung Ventures”) a competitor of the Company, provided that Samsung Ventures is in compliance with the provisions set forth herein.

(d) As soon as practicable, but no later than thirty (30) days prior to the end of each fiscal year, the Company will furnish each Major Investor a comprehensive operating budget forecasting the Company’s revenues, expenses and cash position on a month-to-month basis for the upcoming fiscal year.

(e) As soon as practicable, but in any event within thirty (30) days after the end of each quarter of each fiscal year of the Company, the Company will furnish each Major Investor a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer of the Company as being true, complete, and correct.

3.2 Inspection Rights. Each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that in addition to the restrictions set forth in Section 3.1, the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential (unless such Major Investor enters into a confidentiality agreement in form and substance satisfactory to the Company) or attorney-client privileged and should not, therefore, be disclosed.

3.3 Confidentiality of Records. Each Investor agrees to use the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to such Investor that the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information (i) to any partner, subsidiary or parent of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section 3.3; (ii) at such time as it enters the public domain through no fault of such Investor; (iii) that is communicated to it free of any obligation of confidentiality; (iv) that is developed by Investor or its agents independently of and without reference to any confidential information communicated by the Company; or (v) as required by applicable law; and provided, further, that any Investor may provide financial information to its partners or members as required by any partnership agreement or limited liability operating agreement; provided, however, that no proprietary, confidential or other information furnished pursuant to this Agreement may be disclosed to Samsung Electronics Co., Ltd (including its directors and employees) or any of their affiliates, except that an Investor may disclose the aggregate yearly revenue and profit single line items from the year end financial statements to such entities or persons if such entities or persons are limited partners of the Investor. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided however, that such disclosure may not be made to the extent reasonably necessary to comply with any applicable federal or state securities laws. For the purposes of the foregoing sentence, (i) the “tax treatment” of a transaction means the purported or claimed federal income tax treatment of the transaction, and (ii) the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction. Thus, for the avoidance of doubt, the parties acknowledge and agree that the tax treatment and tax structure of any transaction does not include the name of any party to a transaction or any sensitive business information (including, without limitation, the name and other specific information about any party’s intellectual property or other proprietary assets) unless such information may be related or relevant to the purported or claimed federal income tax treatment of the transaction.

3.4 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Shares, all Common Stock issuable from time to time upon such conversion.

3.5 Market Standoff Agreements. The Company will use its best efforts to require each future holder of shares of its capital stock to enter into a “Market Standoff Agreement” similar to the provisions of Sections 2.11 and 2.12 hereof.

3.6 Director and Officer Insurance. The Company shall maintain during the term of this Agreement in full force and effect the current director and officer liability insurance or a substitute policy having at least the same coverage and containing terms and conditions that are not less favorable, unless otherwise determined by the Company’s Board of Directors.

3.7 Successor Indemnification. In the event that the Company or any of its successors or assigns effects a Change of Control (as defined below), then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately prior to such transaction, whether in the Bylaws, the Certificate of Incorporation, or elsewhere, as the case may be.

3.8 Board Meetings; Board Committees; Reimbursement of Expenses. The Board of Directors shall meet regularly at times mutually agreed upon by the directors, provided, however, that the Company shall hold meetings no less frequently than every month, unless otherwise agreed by the Board of Directors. The Series A-1 director designee shall be entitled to be on each committee of the Board of Directors. The Company shall promptly reimburse in full each non-employee director of the Company for all of such director’s reasonable out-of-pocket expenses incurred as a result of or in connection with attendance at any meeting of the Board of Directors or any committee thereof, or with any other business of the Board of Directors.

3.9 Proprietary Information and Inventions Agreement. The Company shall require all current and former employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement in a form as may be otherwise approved by the Board of Directors.

3.10 Increase in Option Pool. The Company shall not, without the approval of the Board of Directors, including the affirmative vote of all of the representatives designated by the holders of the Shares, increase the number of shares reserved from the date of adoption for issuance under the Company’s 2003 Equity Incentive Plan, 2004 Equity Incentive Plan for Indian Residents and 2005 Equity Incentive Plan for Indian Residents to an aggregate amount above 34,093,438 shares.

3.11 Stock Vesting. Unless otherwise approved by the Board of Directors, including the affirmative vote of two of the three representatives designated by the holders of the Shares, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the Company, and (b) seventy-five percent (75%) of such stock shall vest ratably over the remaining three (3) years in monthly increments of 1/36th of the remaining shares each month. With respect to any shares of stock purchased by any such person, the Company’s repurchase option shall provide that upon such person’s termination of employment or service with the Company, with or without cause, the Company or its assignee shall have the option to purchase at cost any unvested shares of stock held by such person. Unless otherwise approved by the Board of Directors, including the affirmative vote of all of the representatives designated by the holders of the Shares, in no event or circumstance shall any option or stock purchase agreement for the purchase of Company capital stock provide for the acceleration of vesting or the acceleration of the lapse of a repurchase right.

3.12 Assignment of Right of First Refusal. In the event the Company elects not to exercise any right of first refusal or right of first offer the Company may have on a proposed transfer of any of the Company’s outstanding capital stock pursuant to the Company’s charter documents, by contract or otherwise, the Company shall, to the extent it may do so, assign such right of first refusal or right of first offer to each Major Investor. Such Major Investors shall have the option to exercise such right of first refusal or right of first offer within fifteen (15) days following receipt of such notice from the Company. In the event of such assignment, each Major Investor shall have a right to purchase its pro rata portion of the capital stock proposed to be transferred (the “Transfer Stock”). Each Major Investor’s pro rata portion shall be equal to the product obtained by multiplying (i) the aggregate number of shares proposed to be transferred by (ii) a fraction, the numerator of which is the number of shares of Registrable Securities held by such Major Investor at the time of the proposed transfer and the denominator of which is the total number of shares owned by all Major Investors at the time of such proposed transfer. The Company shall further assign such right of first refusal or right of first offer with respect to any portion of the Transfer Stock not otherwise purchased by the Major Investors to each Major Investor that does elect to purchase its pro rata portion (a “Participating Investor”). Each Participating Investor shall have ten (10) days to exercise such right following receipt of notice from the Company and the right of first refusal or right of first offer shall be allocated among the Participating Investors on a pro rata basis as determined in this Section 3.12 (except that the number of shares owned by Major Investors other than Participating Investors shall be excluded for the purpose of calculating each Participating Investor’s pro rata portion).

3.13 Waiver of Right of First Refusal. The Company hereby waives any right of first refusal the Company may have on any proposed transfer of Common Stock by a Major Investor, now and in the future, including but not limited to the right of first refusal set forth in Section 46 of the Company’s Bylaws.

3.14 Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement (other than the provisions of Sections 3.3, 3.7 and 3.13) shall expire and terminate as to each Investor upon the earlier of (i) the effective date of the Initial Offering or (ii) the date of the closing of an “Asset Transfer” or “Acquisition,” each as defined in the Company’s Certificate of Incorporation as in effect as of the date immediately prior to the closing of such Acquisition or Asset Transfer (a “Change of Control”).

SECTION 4. RIGHTS OF FIRST REFUSAL.

4.1 Subsequent Offerings. Subject to applicable securities laws, each Major Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. Each Major Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Shares and assuming the full conversion or exercise of any other convertible or exercisable security, including any outstanding warrants, held by the Major Investor and any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities) which such Major Investor is deemed to be a holder of immediately prior to the issuance of such Equity Securities (“Holdings”) to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other security of the Company (including any option to purchase such a convertible security), (iii) any security of the Company carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security of the Company or (iv) any such warrant or right issued by the Company.

4.2 Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give each Major Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Major Investor shall have twenty (20) days from the giving of such notice to agree to purchase all or a portion of its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Major Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

4.3 Issuance of Equity Securities to Other Persons. If not all of the Major Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Major Investors who do so elect and shall offer such Major Investors the right to acquire such unsubscribed shares. The Major Investors shall have five (5) days after receipt of final investment agreements to notify the Company of its election to purchase all or a portion or such Investor’s pro rata portion thereof of the unsubscribed shares equal to the ratio of (a) such Major Investor’s Holdings to (b) the Holdings of all Major Investors that elected to purchase their full pro rata share of the Equity Securities. If the Major Investors fail to exercise in full the rights of first refusal, the Company shall have sixty (60) days thereafter to sell the Equity Securities in respect of which the Major Investor’s rights were not exercised, at a price and upon general terms and conditions not more favorable to the purchasers thereof than specified in the Company’s notice to the Major Investors pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within sixty (60) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Major Investors in the manner provided above.

4.4 Termination and Waiver of Rights of First Refusal. The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the earlier of (i) the effective date of the Initial Offering or (ii) a Change of Control. Notwithstanding Section 5.5 hereof, the rights of first refusal established by this Section 4 may be amended, or any provision waived with the written consent of the Company and the Major Investors holding at least a majority of the voting power of the then outstanding Registrable Securities held by all Major Investors.

4.5 Transfer of Rights of First Refusal. The rights of first refusal of each Major Investor under this Section 4 may be transferred to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 2.9.

4.6 Excluded Securities. The rights of first refusal established by this Section 4 shall have no application to any of the following Equity Securities:

(a) shares of Common Stock issued upon conversion of Preferred Stock or as a dividend or distribution on the Preferred Stock;

(b) any Equity Securities issued by the Company pursuant to the terms of the Purchase Agreement;

(c) warrants issued in connection with and concurrently with the sale of Series A-1 Preferred Stock and any Equity Securities issuable upon exercise of such warrants and conversion thereof;

(d) shares of Common Stock issued pursuant to the exercise or conversion of any debenture, warrant, option or other convertible security; provided that the rights of first refusal established by this Section 4 were complied with, waived, or were inapplicable pursuant to any provision of this Section 4.6 with respect to the initial sale, issuance or grant by the Company of such debenture, warrant, option or other convertible security;

(e) shares of Common Stock issued by the Company upon a stock split, stock dividend, or any subdivision of shares of Common Stock;

(f) shares of Common Stock and/or options exercisable for Common Stock issued after the date of this Agreement to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors; provided however, that such shares shall not exceed 28,427,850 shares (as adjusted for stock dividends, combinations, splits recapitalizations and the like and for the repurchase of unvested shares or the cancellation of options) unless a greater amount of securities is approved by the Board of Directors, including two of the three representatives of the Preferred Stock on the Board of Directors;

(g) any Equity Securities issued for consideration other than cash pursuant to any purchase or acquisition of another entity (or any part thereof) by way of merger, consolidation, or purchase of equity securities or assets approved by the Board of Directors.

SECTION 5. MISCELLANEOUS.

5.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without giving effect to conflict of law principles thereof.

5.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes.

5.3 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement or the Purchase Agreement.

5.4 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.5 Amendment and Waiver.

(a) Except as otherwise expressly provided, this Agreement may be amended or modified, either retrospectively or prospectively, only upon the written consent of the Company, the holders of at least a majority of the voting power of the outstanding Series A-2 Preferred Stock and the holders of at least sixty-seven percent (67%) of the voting power of the outstanding Series A-1 Preferred Stock, voting as a separate series; provided, however, that in the event of a bona fide financing (A) at an equity valuation for the entire Company of at least $200 million prior to the financing, and (B) where the equity securities issued in such financing

(1) have a liquidation preference no more favorable than one times the original purchase price, payable pari passu with the Series A-1 Preferred Stock, with no limit on participation required, (2) do not vote as a separate series or separate class, except as required by the Delaware General Corporation Law, and on all matters vote on an as converted basis with all other series of preferred stock or, as applicable, on an as converted basis with the preferred stock and common stock, (3) have rights, preferences or privileges that are no more favorable than the rights, preferences or privileges of the Series A-1 Preferred Stock in the certificate of incorporation, bylaws or other agreement and (4) have obligations and restrictions that are no less restrictive than those obligations and restrictions applicable to the Series A-1 Preferred Stock in the certificate of incorporation, bylaws or other agreement, then the required vote under this subsection shall be reduced to the affirmative vote or written consent of the holders of at least fifty percent (50%) of the Series A-1 Preferred Stock.

(b) Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived, either retrospectively or prospectively, only with the written consent of the holders of at least a majority of the voting power of the then-outstanding Series A-2 Preferred Stock and the holders of at least sixty-seven percent (67%) of the voting power of the outstanding Series A-1 Preferred Stock, voting as a separate series.

(c) For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

5.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

5.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the party to be notified; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address on record at the Company or at such other address or electronic mail address as such party may designate by ten (10) days advance written notice to the other parties hereto.

5.8 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.10 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Preferred Stock pursuant to the Purchase Agreement or additional shares pursuant to a transaction described in Section 4.6(c), any purchaser of such shares shall become a party to this Agreement, if the Company so elects, by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor,” a “Holder” and a party hereunder; provided, further that if the Company shall issue additional shares of its Preferred Stock not pursuant to the Purchase Agreement or additional shares not pursuant to a transaction described in Section 4.6(c), any purchaser of such shares may become a party to this Agreement only upon the written consent of the holders of at least a majority of the voting power of the Registrable Securities then outstanding.

5.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

5.12 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.13 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

5.14 Termination. Except Sections 2.8, 3.3, 3.7 and 3.13, which such provisions shall survive the termination of this Agreement, this Agreement shall terminate and be of no further force or effect upon the date four (4) years following the effective date of the Initial Offering.

5.15 Amendment and Restatement of Prior Agreement. The Prior Agreement is hereby amended in its entirety and restated herein. Such amendment and restatement is effective upon the execution of this Agreement by the Company, the holders of at least a majority of the voting power of the outstanding Series A-2 Preferred Stock and the holders of at least sixty-seven percent (67%) of the voting power of the outstanding Series A-1 Preferred Stock, voting as a separate series. Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded by the provisions hereof and shall have no further force or effect.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY: BECEEM COMMUNICATIONS INC.

Signature:	/s/ Babu Mandava

Print Name:	Babu Mandava

Title:	Chief Executive Officer

Address:	3960 Freedom Circle, First Floor
Santa Clara, CA 95054

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTORS:

STOCKHOLDER

Signature:

Print Name:

Title:

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INTEL CAPITAL CORPORATION, A DELAWARE CORPORATION

Signature:	/s/ James W. McCall

Print Name:	James W. McCall

Title:	Assistant Treasures

INTEL CAPITAL (CAYMAN) CORPORATION, A CAYMAN ISLANDS CORPORATION

Signature:	/s/ James W. McCall

Print Name:	James W. McCall

Title:	Assistant Treasurer

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

PACVEN WALDEN VENTURES V, L.P.

BY: PACVEN WALDEN MANAGEMENT V, CO., LTD., GENERAL PARTNER

Signature:	/s/ Lip-Bu Tan
Lip-Bu Tan, Director

PACVEN WALDEN VENTURES PARALLEL V-A C.V.

BY: PACVEN WALDEN MANAGEMENT V, CO., LTD., GENERAL PARTNER

Signature:	/s/ Lip-Bu Tan
Lip-Bu Tan, Director

PACVEN WALDEN VENTURES PARALLEL V-B C.V.

BY: PACVEN WALDEN MANAGEMENT V, CO., LTD., GENERAL PARTNER

Signature:	/s/ Lip-Bu Tan
Lip-Bu Tan, Director

PACVEN WALDEN VENTURES V ASSOCIATES FUND, L.P.

BY: PACVEN WALDEN MANAGEMENT V, CO., LTD., GENERAL PARTNER

Signature:	/s/ Lip-Bu Tan
Lip-Bu Tan, Director

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

PACVEN WALDEN VENTURES V-QP ASSOCIATES FUND, L.P.

BY: PACVEN WALDEN MANAGEMENT V, CO., LTD., GENERAL PARTNER

Signature:	/s/ Lip-Bu Tan
Lip-Bu Tan, Director

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

GLOBAL CATALYST PARTNERS II, L.P., A DELAWARE LIMITED PARTNERSHIP

BY: GLOBAL CATALYST VENTURE MANAGEMENT II, L.L.C., A DELAWARE LIMITED LIABILITY COMPANY, GENERAL PARTNER

Signature:	/s/ Kamran Elahian
Name:	Kamran Elahian
Title:	Chairman

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

SVIC NO. 14 NEW TECHNOLOGY BUSINESS INVESTMENT L.L.P.

BY: SAMSUNG VENTURE INVESTMENT CORPORATION

Signature:	/s/ Brian Kang

Name:	Brian Kang

Title:	MD

SVIC NO. 4 NEW TECHNOLOGY BUSINESS INVESTMENT L.L.P.

BY: SAMSUNG VENTURE INVESTMENT CORPORATION

Signature:	/s/ Brian Kang

Name:	Brian Kang

Title:	MD

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

MOTOROLA, INC.

Signature:	/s/ Loren S. Minkus
Print Name:	/s/ Loren S. Minkus
Title:	Director, Portfolio Management

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

CHEN HUNG WEN

Signature:	/s/ Chen Hung Wen
Print Name:	Chen Hung Wen

Title:

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

EXHIBIT A

SCHEDULE OF INVESTORS

Akhil Gupta

Accel Internet Fund IV L.P.

Accel Investors 2003 L.L.C.

Accel VIII L.P.

AmBex Venture Group, LLC.

Anthony O’Toole

Arogyaswami Joseph Jaganathan

Arogyaswami Nirmal Raj MD

B.B. Patel

Benchmark Capital Partners IV, L.P. as nominee for

Benchmark Capital Partners IV, L.P.

Benchmark Founders’ Fund IV, L.P.

Benchmark Founders’ Fund IV – A, L.P.

Benchmark Founders’ Fund IV – B, L.P. and related individuals

Blackboard Ventures Inc.

The Board of Trustees of the Leland Stanford Junior University

Carrasco Investments, LLC

Chen Hung Wen

Cyrus & Mouloud Dastmalchi

DoCoMo Capital, Inc.

Farajollah Aalaei Irrevocable Trust

Farajollah Aalaei Living Trust dated 1/14/00

Fatemeh Forutan

GC&H Investments, LLC

George C. Papanicolaou

Gholam Resa Sisakhti

Global Catalyst Partners II, L.P.

Gold Hill Venture Lending 03, LP

Golzar Oromchian

Hamid R. Latifi

Hassan & Hilda S. Kowssari

Hatteras Late Stage VC Fund I, LP

Intel Capital Corporation

Intel Capital (Cayman) Corporation

Ivest Holdings, LLC

James A. Davidson

Khosla Ventures I, L.P.

KTB Ventures Fund I, L.P.

KTBnetwork

Lighthouse Capital Partners V, LP

Marjaneh Hedayat

Merrill Lynch PCG, Inc.

Mir Mohsen & Mehranguiz Z. Hedayat

Mitsui & Co. (U.S.A) Inc.

Mitsui & Co. Venture Partners III, LLC

Mohamed Alabbar

Mojtaba Zavar

Motorola, Inc.

Nasser & Carol Kowssari

NEC Corporation

Pacven Walden Ventures Parallel V-A C.V.

Pacven Walden Ventures Parallel V-B C.V.

Pacven Walden Ventures V Associates Fund, L.P.

Pacven Walden Ventures V, L.P.

Pacven Walden Ventures V-QP Associates Fund, L.P.

Robert H.F. Lloyd

Sachio Semmoto

Sequoia Capital XI

Sequoia Capital XI Principals Fund

Sequoia Technology Partners XI

Shahin Hedayat

Shahin & Shirin Hedayat Family Trust dated 3-29-99

Shahram & Shadee Dastmalchi

Shahram Dastmalchi, as Custodian for Ashkon Dastmalchi under the California Uniform Transfers to Minor’s Act

Shar Investments, Inc.

Siavash & Kimberly Ghazvini

Silicon Valley Bank

Sina & Norma Afkham

SVIC No. 4 New Technology Business Investment L.L.P

SVIC No. 14 New Technology Business Investment L.L.P

Surendra Babu Mandava

Third Millennium Trust

Thomas H. Lee

Thomas & Sarah Kailath, Kailath 1989 Revocable Living Trust, Dated 02/15/89

U.S. Venture Partners IX, L.P.

Venture Tech Alliance Fund II, L.P.

Werner Sievers

WS Investment Company, LLC